IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS 2006
AND FIRST QUARTER 2007 FINANCIAL RESULTS
HIGHLIGHTS
-	Company completes restatement of financial results for reporting periods covering 2002 through 2005 and will file Form 10-K for fiscal 2006 and Form 10-Q for the first quarter of fiscal 2007 today. Company revises accounting policy regarding revenue recognition for theatre system installations.

-	Company enjoys a record opening week for Harry Potter and the Order of the Phoenix: An IMAX 3D Experience, with $11.6 million in worldwide IMAX box office on 126 screens, building on the strong performance of 2007 film slate to date, including 300: The IMAX Experience and Spider-Man 3: The IMAX Experience.

-	Company continues to advance its joint venture initiative, with joint venture agreements for five theatres signed since January, and multiple discussions ongoing.

-	Company remains on track to introduce its digital projection system on time and within budget.

-	Company announces 13 theatre system signings in the first quarter of fiscal 2007, two of which were joint venture arrangements and three of which were subject to certain conditions, and six theatre system signings in the second quarter of fiscal 2007.
TORONTO – July 20, 2007 – IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that it completed its restatement of financial results covering 2002 through 2005, and will file today its Form 10-K for fiscal 2006 and Form 10-Q for the first quarter of fiscal 2007, recording a net loss per diluted share from continuing operations of ($0.12) for the first quarter of fiscal 2007, compared to a restated net loss of ($0.15) per diluted share from continuing operations for the first quarter of fiscal 2006. For the full year 2006, the Company reported a net loss from continuing operations of $18.3 million, which includes several significant one-time items, such as a future tax valuation allowance, costs associated with its restatement, regulatory inquiries and attempted sales process, and other write-downs, compared to restated reported earnings from continuing operations of $5.8 million in 2005.

IMAX Co-Chief Executive Officers Richard L. Gelfond and Bradley J. Wechsler stated, “We are pleased to complete our restatement and to file our 10-K and 10-Q today. In recent months we have been working very closely with the regulators, our auditors, counsel, Audit Committee and Board to manage this process, and are happy to be moving ahead unencumbered by the overhang of delayed filings. Most recently, we carefully evaluated our accounting practices in light of comments received from the staffs of the U.S. Securities and Exchange Commission (“SEC”) and Ontario Securities Commission (“OSC”), and, during the course of our interaction with these regulators, decided that we should revise our accounting policy as it relates to revenue recognition of theatre systems. The SEC and OSC inquiries remain ongoing. As for our performance to date in 2007, we are pleased to have had 19 signings completed in the first half of the year. In addition, our joint venture initiative is being positively received by exhibitors due principally to the strength of our film slate and the strong financial performance of the JV’s that have been installed to date. While the Company navigated several challenges in fiscal 2006, we believe IMAX is now well positioned to expand our worldwide network and generate greater recurring revenues. Many of the events that impacted the Company in fiscal 2006 are now behind us, and several compelling growth opportunities lie ahead.”
The Company formally launched its joint venture initiative at the beginning of the year as part of its effort to add incremental momentum to theatre growth and realize the benefits of network economics more quickly. In 2007 to date, IMAX has signed joint venture agreements for five theatres: a two-theatre joint venture agreement with Regal Cinemas in the first quarter and three-theatre deal with Muvico Theaters in the second quarter. Three of those five theatres have since opened and have experienced strong early results, and numerous discussions are ongoing both domestically and abroad.
During the first quarter, the Company signed agreements for 13 IMAX® theatre systems, two of which were joint venture arrangements and three of which were subject to certain conditions. The Company recognized revenue on four theatre systems in the first quarter and recognized one additional sale of an existing system. The Company signed agreements for six theatre systems in the second quarter of fiscal 2007.
On the film side, the Company reported that Warner Bros. Pictures’ Harry Potter and the Order of the Phoenix: An IMAX 3D Experience opened July 11, with the film’s 18-minute finale digitally converted into live-action IMAX® 3D. The film grossed $11.6 million in its first week on 126 IMAX screens, which represents the Company’s largest worldwide opening ever. It shattered several other opening box office records including largest domestic per screen average at $98,700, and largest single day at $1.9 million. The film’s opening weekend domestic box office performance was double that of the opening weekend of the previous instalment, Harry Potter and the Goblet of Fire: The IMAX Experience. The film set several international records as well, including the best opening weekend at $1.4 million on 35 screens; in coming weeks the film will open in 17 additional international IMAX theatres.
In addition, Warner Bros. Pictures’ 300: The IMAX Experience, released on March 9, 2007, has grossed $24.0 million to date and Sony’s Spider-Man 3: The IMAX Experience, released domestically on May 4th, has grossed approximately $24.1 million to date.
“We are delighted with the ongoing strength of our film slate, which has now featured five consecutive well-received films: Happy Feet, Night at the Museum, 300, Spider-Man 3 and last week’s release of Harry Potter and the Order of the Phoenix, with the finale in unparalleled IMAX® 3D. For the last several years, we have discussed the impact of the growing theatre network on our film and other recurring revenues. The performance of Harry Potter 5, as well as our other recent releases, is demonstrating the power of the expanded network. In its first week, Harry Potter and the Order of the Phoenix grossed $11.6 million on 126 IMAX screens, compared to a first week of $5.5 million on 75 IMAX screens for Harry Potter and the Goblet of Fire in 2005. These increasingly strong results not only impact our film revenues, but also our joint venture arrangements, owned & operated theatre performance and ongoing network royalties. We have said that the network economics as the number of global IMAX theatres expands are going to be increasingly impressive, and this is strong evidence that this is already happening. With our terrific film slate, the positive initial response to our joint venture initiative, and the Company on track to introduce our new digital platform in late 2008 to mid-2009, we believe IMAX will see even greater enhanced network growth, improved network economics and increased recurring revenues going forward,” concluded Messrs. Gelfond and Wechsler.
In March 2007, the Company announced that it would delay the filing of its annual report on Form 10-K for fiscal 2006 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 due to the discovery of certain accounting errors, mostly in the area of film accounting and inventory capitalization and taxes. The impact of these previously-disclosed errors resulted in a net overstatement of aggregate earnings previously reported for the periods 2002 through the third quarter of 2006 of $4.0 million. Of this $4.0 million, approximately $2.5 million was recognized in the fourth quarter of 2006, with the remaining $1.5 million expected to be recognized in future periods, the majority in 2007.
The Company subsequently broadened its accounting review to include certain other accounting matters, based on comments the Company received from the SEC and OSC. Under the former method for recording revenues under multiple element arrangement accounting, as reflected in the Company’s 2005 10-K, the Company recognized revenue when the projector and sound system were installed and deferred revenue recognition of components deemed to be separate deliverables until their subsequent installation, such as the screen. Because the projector and sound system are delivered together, wired together and coordinated to provide a synchronized audio-video experience, the Company considered these two components to be a single deliverable, with other deliverables, such as the 3D glasses cleaning machine and the screen system, treated separately. After extensive review and consideration, the Company determined that the screen, glasses cleaning machine and initial services including projectionist training should be considered one single deliverable. In addition, the Company will now require receipt of a signed acceptance from each client before recognizing revenue, in the absence of which the Company will recognize revenue upon the opening of the theatre.
Consequently, the Company concluded that errors occurred in its prior accounting for theatre systems, has revised its policy with regard to revenue recognition for theatre systems, and restated its financial results in accordance with the revised policy. The revised policy has the effect of shifting theatre systems revenues from the period in which they were previously reported to subsequent periods. The impact of these errors resulted in a net overstatement of aggregate earnings previously reported for the periods 2002 through 2005 of $10.4 million. The operating results for 2006 include the recognition of income resulting from the restatement of $7.4 million, meaning that the net earnings impact on future periods is $3.0 million. It is anticipated that, of that $3 million in net impact, the majority will be recognized in income in 2007. Breaking it down further, a total of 16 installation transactions with a total revenue and margin impact of $25.4 million and $14.1 million, respectively, shifted between reported quarters in their originally reported years. In addition, a total of 14 installation transactions, with a total revenue and margin impact of $27.1 million and $14.0 million, respectively, shifted between fiscal years.
As part of the Company’s review of these transactions, certain other adjustments were identified, including misallocation of value to elements and accounting for finance income on certain leases that were previously reserved against. The net amount of these adjustments over the period 2002 through 2005 was a decrease in income of $1.9 million. Transactions and events related to these adjustments are expected to result in the majority of the income reversing into 2007.
For the three months ended March 31, 2007, the Company’s total revenues were $27.2 million, as compared to $23.3 million reported for the prior year period. Systems revenue was $13.1 million versus $12.8 million in the prior year period. The Company recognized revenue on 5 theatre systems which qualified as either sales or sales-type leases in the first quarter of 2007, compared to 5 in 2006.

For the first quarter of 2007, film revenues were $9.1 million, as compared to $6.0 million in the first quarter of 2006. This included IMAX DMR® revenues of $4.6 million compared to $1.1 million in 2006. Theatre operations revenue was $4.5 million in the first quarter of 2007 compared to $3.7 million in the first quarter of 2006.
The Company’s cash and short term investments position was $27.4 million as of March 31, 2007, compared to $27.2 million as of December 31, 2006.
For the year ended December 31, 2006, the Company’s total revenues were $129.3 million, as compared to $135.3 million reported for the prior year. Systems revenue was $72.1 million versus $88.6 million in the prior year, a decrease due principally to a reduction in settlement revenue for 2006. The Company recognized revenue on 30 theatre systems which qualified as either sales or sales-type leases in fiscal 2006, versus 30 in 2005, as restated.
For fiscal 2006, film revenues were $36.3 million, as compared to $26.0 million in fiscal 2005. This included IMAX DMR revenues of $14.6 million, compared to $8.9 million in 2005, an increase of 65%. Theatre operations revenue decreased to $16.9 million in 2006 from $17.5 million in 2005. Other revenue was $4.0 million in fiscal 2006, compared to $3.2 million in fiscal 2005.
During the fourth quarter of fiscal 2006, the Company recorded a write-down of $3.2 million related primarily to inventories, property, plant and equipment and accounts receivable. It also recorded a deferred tax valuation allowance of $6.2 million, which equates to approximately $0.15 per share, during the fourth quarter of fiscal 2006. This tax write-down relates to the Company’s current assessment that the ultimate utilization of certain tax assets previously recorded on the balance sheet may not be realized within a two-year period.
The Company will host a conference call on Friday, July 20, 2007 at 8:30 AM ET. To access the call, interested parties should call (866) 904-6251 approximately 10 minutes before it begins. International callers should dial (416) 915-8321. The code for both the live call and the replay is 3772743. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience® . IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of March 31, 2007, there were 283 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s financial reporting and accounting, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is scheduled to be filed by the Company with the Securities and Exchange Commission today.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	Integrated Corporate Relations
Sarah Gormley	Amanda Mullin
212-821-0155	203-682-8243
sgormley@imax.com

Entertainment Media:	Business Media:
Newman & Company, Los Angeles	Sloane & Company, New York
Al Newman	Whit Clay
310-278-1560	212-446-1864
asn@newman-co.com	wclay@sloanepr.com

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
		As restated		As restated
Revenues
Equipment and product sales	$14,472	$23,594	$49,466	$50,728
Services	19,427	16,936	68,918	58,355
Rentals	1,479	1,509	5,344	7,316
Finance income	1,251	1,237	5,242	4,605
Other revenues	300	922	300	14,318

	36,929	44,198	129,270	135,322
Costs of goods sold, services and rentals
Equipment and product sales	7,137	11,508	26,008	25,216
Services	12,689	11,543	48,856	43,969
Rentals	434	518	1,812	2,460
Other costs of goods sold	—	—	—	142

	20,260	23,569	76,676	71,787

Gross margin	16,669	20,629	52,594	63,535

Selling, general and administrative expenses	12,636	8,328	42,609	37,552
Research and development	1,158	835	3,615	3,224
Amortization of intangibles	146	430	602	911
Receivable provisions net of (recoveries)	816	(390)	1,066	(1,009)
Asset impairments	1,073	13	1,073	13

Earnings from operations	840	11,413	3,629	22,844

Interest income	276	263	1,036	1,004
Interest expense	(4,179)	(4,202)	(16,759)	(16,875)

Earnings (loss) from continuing operations before income taxes	(3,063)	7,474	(12,094)	6,973
Recovery of (provision for) income taxes	(6,128)	(253)	(6,218)	(1,130)

Net earnings (loss) from continuing operations	(9,191)	7,221	(18,312)	5,843
Net earnings from discontinued operations	—	1,193	1,425	1,979

Net earnings (loss)	$(9,191)	$8,414	$(16,887)	$7,822

Earnings (loss) per share:
Earnings (loss) per share – basic:
Net earnings (loss) from continuing operations	$(0.23)	$0.18	$(0.46)	$0.15
Net earnings from discontinued operations	$—	$0.03	$0.04	$0.05

Net (loss) earnings	$(0.23)	$0.21	$(0.42)	$0.20

Earnings (loss) per share – diluted:
Net earnings (loss) from continuing operations	$(0.23)	$0.17	$(0.46)	$0.14
Net earnings from discontinued operations	$—	$0.03	$0.04	$0.05

Net earnings (loss)	$(0.23)	$0.20	$(0.42)	$0.19

Weighted average number of shares outstanding (000’s):
Basic	40,285	40,198	40,270	39,899
Diluted	40,285	41,997	40,270	42,019

Additional disclosure:
Depreciation and amortization(1)	$4,143	$4,092	$16,825	$15,629

(1)	Includes $0.2 million and $1.1 million in amortization of deferred financing costs charged to interest expense for the three and twelve months ended December 31, 2006 (2005 — $0.3 million, $1.2 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended March 31,
	2007	2006
		As restated
Revenues
Equipment and product sales	$7,105	$7,820
Services	17,645	13,434
Rentals	1,221	899
Finance income	1,186	1,112

	27,157	23,265

Cost of goods sold, services and rentals
Equipment and product sales	3,943	4,206
Services	11,276	10,617
Rentals	549	465

	15,768	15,288

Gross margin	11,389	7,977

Selling, general and administrative expenses	10,342	10,553
Research and development	1,495	915
Amortization of intangibles	136	192
Receivable provisions net of (recoveries)	6	143

Loss from operations	(590)	(3,826)

Interest income	226	253
Interest expense	(4,249)	(4,157)

Loss from continuing operations before income taxes	(4,613)	(7,730)
Provision for recovery of income taxes	(319)	1,692

Net loss from continuing operations	(4,932)	(6,038)
Net operations from discontinued operations	—	2,300

Net loss	$(4,932)	$(3,738)

Earnings (loss) per share
Earnings (loss) per share – basic and diluted:
Net loss from continuing operations	$(0.12)	$(0.15)
Net earnings from discontinued operations	$—	$0.06

Net loss	$(0.12)	$(0.09)

Weighted average number of shares outstanding (000’s):
Basic	40,286	40,225
Fully diluted	40,286	40,225

Additional disclosure:

Depreciation and amortization [1]	$2,995	$3,390

(1)	Includes $0.2 million of amortization of deferred financing costs charged to interest expense for the quarter ended March 31, 2007 (2006 — $0.3 million)

IMAX CORPORATION
CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)

	As at December 31,
	2006	2005
		As restated
Assets
Cash and cash equivalents	$25,123	$24,324
Short-term investments	2,115	8,171
Accounts receivable, net of allowance for doubtful accounts of $2,933 (2005 - $2,473)	26,017	20,116
Financing receivables	65,878	62,837
Inventories	26,913	28,967
Prepaid expenses	3,432	3,632
Film assets	1,235	1,708
Property, plant and equipment	24,389	27,363
Other assets	10,365	14,134
Deferred income taxes	—	6,171
Goodwill	39,027	39,027
Other intangible assets	2,547	2,701

Total assets	$227,041	$239,151

Liabilities
Accounts payable	$11,426	$7,471
Accrued liabilities	51,052	51,755
Deferred revenue	56,694	59,840
Senior Notes due 2010	160,000	160,000

Total liabilities	279,172	279,066

Shareholders’ deficit
Capital stock Common shares – no par value. Authorized – unlimited number. Issued and outstanding – 40,285,574 (2005 – 40,213,542)	122,024	121,736
Other equity	2,937	1,864
Deficit	(178,274)	(161,387)
Accumulated other comprehensive income (loss)	1,182	(2,128)

Total shareholders’ deficit	(52,131)	(39,915)

Total liabilities and shareholders’ deficit	$227,041	$239,151

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	March 31,
	2007	December 31,
	(unaudited)	2006
Assets
Cash and cash equivalents	$25,252	$25,123
Short-term investments	2,141	2,115
Accounts receivable, net of allowance for doubtful accounts of $3,362 (2006 - $3,253)	18,725	26,017
Financing receivables	65,884	65,878
Inventories	26,664	26,913
Prepaid expenses	2,552	3,432
Film assets	1,160	1,235
Property, plant and equipment	23,280	24,389
Other assets	10,623	10,365
Goodwill	39,027	39,027
Other intangible assets	2,558	2,547

Total assets	$217,866	$227,041

Liabilities
Accounts payable	$5,306	$11,426
Accrued liabilities	53,643	51,052
Deferred revenue	57,643	56,694
Senior Notes due 2010	160,000	160,000

Total liabilities	276,592	279,172

Shareholders’ equity (deficit)
Capital stock Common shares – no par value. Authorized – unlimited number. Issued and outstanding – 40,285,574 (2006 – 40,285,574)	122,024	122,024
Other equity	3,054	2,937
Deficit	(185,299)	(178,274)
Accumulated other comprehensive income	1,495	1,182

Total shareholders’ deficit	(58,726)	(52,131)

Total liabilities and shareholders’ equity (deficit)	$217,866	$227,041

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